Filed Pursuant to Rule 424(b)(3)

File No. 333-208561

PROSPECTUS SUPPLEMENT NO. 4 DATED MAY 20, 2016

TO

PROSPECTUS DATED DECEMBER 23, 2015

BANK OF THE JAMES FINANCIAL GROUP, INC.

PROSPECTUS

1,000,000 Shares of Common Stock

This Prospectus Supplement No. 4 supplements the prospectus of Bank of the James Financial Group, Inc. (“the “Company”, “we”, “us”, or “our”) dated December 23, 2015 (as supplemented from time to time, the “Prospectus”), and the Prospectus Supplement No. 1 dated March 17, 2016 (the “Prospectus Supplement No. 1”), and the Prospectus Supplement No. 2 dated March 17, 2016 (the “Prospectus Supplement No. 2”), and the Prospectus Supplement No. 3 dated May 9, 2016 (the “Prospectus Supplement No. 3”), with, and incorporates into the Prospectus, and the Prospectus Supplement No. 1, and the Prospectus Supplement No. 2, and the Prospectus Supplement No. 3, the information contained in, the following attached document which we filed with the Securities and Exchange Commission on the date set forth below:

A.	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2016.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 4. This Prospectus Supplement No. 4 updates, amends and supplements the information included, or incorporated by reference, in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 4, you should rely on the information in this Prospectus Supplement No. 4.

This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

For purposes of this Prospectus Supplement No. 4, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.

Investing in the Securities involves various risks. Before buying any of the Securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” of the Prospectus, as supplemented.

Neither the Securities and Exchange Commission nor any securities commission of any state or other jurisdiction has approved or disapproved of any these securities or passed upon the accuracy or adequacy of the Prospectus or this Prospectus Supplement No. 4. Any representation to the contrary is a criminal offense. These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus Supplement No. 4 is May 20, 2016.

INDEX TO FILINGS

Annex
Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2016	A

Annex A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 17, 2016

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-35402	20-0500300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

828 Main Street, Lynchburg, VA		24504
(Address of principal executive offices)		(Zip Code)

(434) 846-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

(a) On May 17, 2016, Bank of the James Financial Group, Inc. (the “Company”) held its Annual Meeting of Shareholders for which the board of directors solicited proxies.

(b) As of March 22, 2016, the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 4,378,436 shares of common stock outstanding and eligible to vote. 3,234,686 shares, or approximately 73.87% of the outstanding shares, were represented at the meeting in person or by proxy.

At the Annual Meeting, the shareholders of the Company voted on the following matters as described in the Proxy Statement dated April 11, 2016:

Proposal No.1. The Company’s shareholders elected three (3) Group One directors to serve on the board of directors for a three year term to expire at the Company’s 2019 annual meeting of shareholders, and one (1) Group Two director to serve on the board of directors for a one year term to expire at the Company’s 2017 annual meeting of shareholders, as set forth below:

Name	Group	Votes For	Withheld Votes	Broker Non-Votes
James F. Daly	One	2,262,901	737	971,048
Watt R. Foster, Jr.	One	2,262,049	1,589	971,048
Thomas W. Pettyjohn, Jr.	One	2,262,468	1,170	971,048
Lydia K. Langley	Two	2,263,190	448	971,048

Proposal No. 2. The Company’s shareholders ratified the appointment of Yount, Hyde & Barbour, P.C., of Winchester, Virginia, as the Company’s independent registered public accounting firm for the year ending December 31, 2016, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,230,200	3,741	745	—

Proposal No. 3. The Company’s shareholders approved the non-binding, advisory resolution approving the compensation of the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,098,302	47,453	117,883	971,048

Proposal No. 4. The Company’s shareholders voted in favor of recommending that the Company hold a shareholder advisory vote on executive compensation every one year, as set forth below:

One Year	Two Years	Three Years	Abstentions
2,081,957	24,095	53,766	103,820

The voting results for each proposal are the final voting results.

(c) Not applicable.

Item 8.01	Other Events

On Thursday, May 19, 2016, the Company issued a press release announcing that the Company was ranked 118th among the 200 top performing community bank holding companies, banks, and thrifts in the nation by American Banker magazine (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired - not applicable

(b)	Pro Forma Financial Information - not applicable

(c)	Shell Company Transactions - not applicable

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Bank of the James Financial Group, Inc. Press Release dated May 19, 2016

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 19, 2016	BANK OF THE JAMES FINANCIAL GROUP, INC.

	By	/s/ J. Todd Scruggs
J. Todd Scruggs
Secretary-Treasurer

Exhibit 99.1

BANK OF THE JAMES FINANCIAL GROUP, INC. RANKED AMONG

TOP 200 U.S. COMMUNITY BANKS BY AMERICAN BANKER MAGAZINE

LYNCHBURG, VIRGINIA – May 19, 2016 – Bank of the James Financial Group, Inc. (NASDAQ Capital Market-BOTJ), parent holding company for Bank of the James, was ranked 118th among the 200 top performing community bank holding companies, banks, and thrifts in the nation by American Banker magazine.

The ranking was based a three-year average Return on Equity for 2013-2015 for publicly traded and SEC-reporting companies that had less than $2 billion in total assets at December 31, 2015 and met certain criteria relating to capitalization. According to American Banker’s announcement, Bank of the James Financial Group Inc.’s three-year average Return on Equity was 10.06% compared to the median for all 684 qualifying institutions of 6.84%. The media outlet noted that the group’s top performers were generally able to offset higher expenses with loan and core deposit growth.

Robert R. Chapman III, President and CEO commented, “We are pleased that our financial performance in the past several years led to being included in this list of top performing community banks for a second year. Core deposit and loan growth, combined with diligent expense management continued to generate positive results. We believe our commitment to financial performance goes hand-in-hand with our traditional commitment to our customers and community. The longstanding relationships we have with customers, and the dedication of our knowledgeable employees, have supported strong financial results and consistent growth in our Lynchburg, Charlottesville, Harrisonburg and Roanoke, Virginia markets.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 10 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Contact: J. Todd Scruggs, Executive Vice President and Chief Financial Officer	(434) 455-7511
tscruggs@bankofthejames.com